EXHIBIT 12


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                                                                 May 1, 2006

Merrill Lynch New Jersey Municipal Bond Fund,
a series of
Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mill Road
Plainsboro, NJ    08536

Lebenthal New Jersey Municipal Bond Fund, a series of
Lebenthal Funds, Inc.
P.O. Box 9011
Princeton, NJ  08543-9011


               Re: Reorganization of Merrill Lynch New Jersey Municipal Bond Fund and Lebenthal New Jersey
                     Municipal Bond Fund
                     ---------------------------------------------------------

Ladies and Gentlemen:

      You have requested our opinion as to certain Federal income tax consequences of the acquisition by Merrill Lynch New Jersey Municipal Bond Fund ("ML New Jersey Fund") of all of the assets of, and the assumption by ML New Jersey Fund of all of the liabilities of, Lebenthal New Jersey Municipal Bond Fund ("Lebenthal New Jersey Fund") and the simultaneous distribution of newly-issued shares of beneficial interest, par value $.10 per share, of ML New Jersey Fund (the "Shares") to Lebenthal New Jersey Fund stockholders ("Reorganization"). After the Reorganization, Lebenthal New Jersey Fund will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Maryland law.

      This opinion is furnished pursuant to (i) the sections entitled "The Agreement and Plan of Reorganization --Terms of the Agreement and Plan--Amendments and Conditions" in the Joint Proxy Statement and Prospectus, dated February 3, 2006, contained in the Registration Statement on Form N-14 (File No. 333-130530) of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"), on behalf of its series ML New Jersey Fund, as amended and supplemented to date (the

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Merrill Lynch New Jersey Municipal Bond Fund
Lebenthal New Jersey Municipal Bond Fund
May 1, 2006
Page 2



"N-14 Registration Statement"), and (ii) Section 8(h) of the Agreement and Plan of Reorganization dated as of February 1, 2006, by and between the Trust, on behalf of ML New Jersey Fund and Lebenthal Funds, Inc., on behalf of Lebenthal New Jersey Fund (the "Plan"), as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

      In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement and (c) certain representations concerning the Reorganization made by (i) ML New Jersey Fund in a letter dated May 1, 2006 and (ii) Lebenthal New Jersey Fund in a letter dated May 1, 2006 (together, the "Representations").

      Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

      1. The acquisition by ML New Jersey Fund of all of the assets of Lebenthal New Jersey Fund, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of ML New Jersey Fund and Lebenthal New Jersey Fund will be a "party" to a reorganization within the meaning of section 368(b) of the Code.

      2. In accordance with section 361(a) of the Code, Lebenthal New Jersey Fund will not recognize any gain or loss either on the transfer of all of its assets to ML New Jersey Fund in exchange solely for Shares of ML New Jersey Fund or on the simultaneous distribution of such Shares to Lebenthal New Jersey Fund stockholders.

      3. Under section 1032 of the Code, ML New Jersey Fund will not recognize any gain or loss on the receipt of the assets of Lebenthal New Jersey Fund in exchange for Shares of ML New Jersey Fund.

      4. In accordance with section 354(a)(1) of the Code, stockholders of Lebenthal New Jersey Fund will recognize no gain or loss on the exchange of their shares of Lebenthal New Jersey Fund common stock solely for corresponding Shares of ML New Jersey Fund.

      5. The basis of the assets of Lebenthal New Jersey Fund received by ML New Jersey Fund will be the same as the basis of such assets to Lebenthal New Jersey Fund immediately prior to the consummation of the Reorganization under section 362(b) of the Code.

      6. Under section 358 of the Code, the basis of the Shares of ML New Jersey Fund, including fractional Shares, received by stockholders of Lebenthal New Jersey Fund will be the

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Merrill Lynch New Jersey Municipal Bond Fund
Lebenthal New Jersey Municipal Bond Fund
May 1, 2006
Page 3



same as the basis of the shares of common stock of Lebenthal New Jersey Fund exchanged pursuant to the Reorganization.

      7. Under section 1223 of the Code, the holding period of the Shares of ML New Jersey Fund, including fractional Shares, received in the Reorganization will include the holding period of the shares of Lebenthal New Jersey Fund common stock exchanged pursuant to the Reorganization, provided that such shares of common stock were held as a capital asset on the date of the Reorganization.

      8. The holding period of the assets acquired by ML New Jersey Fund from Lebenthal New Jersey Fund will include the period during which such assets were held by Lebenthal New Jersey Fund under section 1223 of the Code.

      9. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, ML New Jersey Fund will succeed to and take into account the items of Lebenthal New Jersey Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the tax year of Lebenthal New Jersey Fund will end on the date of the Reorganization.

      Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

      We are furnishing this opinion to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,

                                       /s/  Sidley Austin LLP